Exhibit 99.1
Western Refining Names Jeff Stevens President
EL PASO, TX — February 5, 2009 — Western Refining (NYSE: WNR) announced today that Jeff Stevens, currently the company’s Chief Operating Officer, will assume the additional role of President effective immediately. Prior to his promotion, the position of President had been held by Paul Foster, Chairman and Chief Executive Officer of the company.
Mr. Stevens, one of the original partners of Western Refining, has over twenty-four years of refining and marketing experience. Previously, Mr. Stevens served as Executive Vice President of the company, responsible for all of Western’s marketing activities. In April 2008, Mr. Stevens was promoted to Chief Operating Officer. In his expanded role, Mr. Stevens will be responsible for all aspects of the company’s operations including the refining, retail, wholesale, and logistics business units.
Additionally, the company announced that Mark Smith has been promoted to the newly created position of President — Refining and Marketing, also effective immediately. Mr. Smith has been serving as Executive Vice President — Refining since joining Western in 2006.
Mr. Smith has extensive refining experience in managing large, complex refineries across the U.S. Prior to joining Western Refining, Mr. Smith served as Vice President and General Manager of the Lemont Refinery for CITGO Petroleum Corporation. In his current role, Mr. Smith has increased the efficiency and operational reliability of the recently acquired assets from the Giant merger and they have shown dramatic improvement in the last year. With more than twenty-five years of industry experience, he will oversee Western’s four refineries, as well as, the supply and marketing of raw materials and refined products. He will report to Jeff Stevens, President and COO.
“Western has evolved into a large and complex organization. We have assembled a very experienced management team and these promotions are part of our long established plan of growth and improvement,” said Paul Foster, Chairman and Chief Executive Officer. “Jeff’s deep understanding of our business has contributed to Western’s growth and has helped us successfully navigate through a very challenging period in the industry. In his new role, Mark will be able to identify even more opportunities and efficiencies by taking a broader view of all aspects of our refining business, including the buying and marketing functions.”
“Western Refining is a great company with tremendous assets and talented people,” said Stevens. “We have a very strong leadership team and I look forward to continuing to work with them and the Board in this expanded role to deliver the quality products our customers demand and further increase shareholder value.”
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.
Cautionary Statement on Forward-Looking Statements
Any statements in this press release, including those relating to finding more opportunities and efficiencies for the Company and further increasing shareholder value, that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact:
Investors — Mark Cox
Media — Gary Hanson
(915) 534-1400